Exhibit 99.10

Consent of Person to be Named as Director

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to being named in the proxy statement/prospectus on Form S-4 of LIV Capital Acquisition Corp. (the “proxy statement/prospectus”), as filed with the U.S. Securities and Exchange Commission, as may be amended from time to time, as a nominee to the board of directors of New AT (as defined in the proxy statement/prospectus). I also consent to the filing of this consent as an exhibit to such proxy statement/prospectus and any amendments thereto.

/S/ Gerardo Benitez
Name:	Gerardo Benitez
Dated:	May 14, 2021